Exhibit 99.1

Hour Loop Reports First Quarter 2024 Results

Returns to Profitability Despite Warning Signs for the Overall Economy

Provides Full Year 2024 Revenue and Net Income Guidance

Redmond, WA, May 6, 2024 – Hour Loop, Inc. (NASDAQ: HOUR) (“Hour Loop”), a leading online retailer, announces its financial and operational results for the quarter ended March 31, 2024.

Financial Highlights for First Quarter 2024:

●	Net revenues increased 17.2% to $24.7 million, compared to $21.1 million in the year-ago period;
●	Net income totaled $1.1 million, compared to net loss of $1.2 million in the year-ago period; and
●	Cash provided for operating activities was $0.5 million, compared to cash used in operating activities of $3.3 million in the year-ago period.

Management Commentary

“We are excited to report our first quarter 2024 results, in which we continued to deliver double digit revenue growth,” said Sam Lai, CEO of Hour Loop. “The revenue growth rate for the first quarter was 17.2%, compared with the year-ago period.”

“Moreover, our gross margin and operating margin were both improved because of efforts made for inventory quality and efficiency enhancement, operation efficiency improvement, as well as expenses management. Overall, we believe we’ve built a solid foundation to continue generating satisfactory growth while maintaining profitability.”

“Looking forward, we’re cautiously optimistic. Despite an uncertain economy, we continue to see good demand for our products so far in 2024. We are confident in our ability to continue delivering value to our vendors, customers, and shareholders.”

First Quarter 2024 Financial Results

Net revenues in the first quarter of 2024 were $24.7 million, compared to $21.1 million in the year-ago period. The increase was primarily due to continued growth and maturity in our personnel and operating model, despite the overall e-commerce traffic slowdown and intense competition.

Gross profit percentage increased 12.9% to 58.5%, compared to 45.6% of net revenues in the comparable period a year ago. The increase was a function of improved product costs, enhanced inventory quality and efficiency, and efforts made on margin increase.

Operating expenses as a percentage of net revenues decreased 0.9% to 52.3%, compared to 53.2% of net revenues in the year-ago period. The decrease reflected better management of storage fees and labor costs.

Net income in the first quarter of 2024 was $1.1 million, or $0.03 per diluted share, compared to net loss of $1.2 million, or $0.04 per diluted share, in the comparable year-ago period. The increase was driven by reduced costs as a result of the reasons mentioned above and efforts made for expenses management.

As of March 31, 2024, the Company had $2.9 million in cash and cash equivalents, compared to $2.5 million as of December 31, 2023. This increase was mainly from the combination of an increase due to profitability and a decrease due to payments made to vendors when due.

Inventories as of March 31, 2024, were $11.6 million, compared to $14.3 million as of December 31, 2023. The decrease represented good sales momentum in the first quarter of 2024.

Full Year 2024 Financial Outlook

For the full year 2024, Hour Loop is providing guidance for net revenue to be in the range of $145 million to $172 million, representing 10% to 30% year-over-year growth. The Company expects net income in 2024 to be in the range of $0.5 million to $2 million.

About Hour Loop, Inc.

Hour Loop is an online retailer engaged in e-commerce retailing in the U.S. market. It has operated as a third-party seller on www.amazon.com and has sold merchandise on its website at www.hourloop.com since 2013. Hour Loop further expanded its operations to other marketplaces such as Walmart, eBay, and Etsy. To date, Hour Loop has generated practically all its revenue as a third-party seller on www.amazon.com and only a negligible amount of revenue from its own website and other marketplaces. Hour Loop manages more than 100,000 stock-keeping units (“SKUs”). Product categories include home/garden décor, toys, kitchenware, apparel, and electronics. Hour Loop’s primary strategy is to bring most of its vendors’ product selections to the customers. It has advanced software that assists Hour Loop in identifying product gaps so it can keep such products in stock year-round including the entirety of the last quarter (holiday season) of the calendar year. In upcoming years, Hour Loop plans to expand its business rapidly by increasing the number of business managers, vendors, and SKUs.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” including with respect to Hour Loop’s business strategy, product development and industry trends. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Hour Loop. While Hour Loop believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to Hour Loop on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in Hour Loop’s filings with the Securities and Exchange Commission, as the same may be updated from time to time. Thus, actual results could be materially different. Hour Loop undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Investor Contact

Finance Department, Hour Loop, Inc.

finance@hourloop.com

HOUR LOOP, INC.

CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars, except for share data)

As of March 31, 2024 and December 31, 2023

(Unaudited)

	March 31, 2024	December 31, 2023

ASSETS
Current assets
Cash and cash equivalents	$2,922,080	$2,484,153
Accounts receivable, net	537,517	747,650
Inventory, net	11,618,489	14,276,555
Prepaid expenses and other current assets	428,882	504,973
Total current assets	15,506,968	18,013,331

Property and equipment, net	125,451	148,788
Deferred tax assets	953,088	1,304,215
Operating lease right-of-use lease assets	159,983	83,946
Total non-current assets	1,238,522	1,536,949
TOTAL ASSETS	$16,745,490	$19,550,280

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,420,221	$3,812,954
Credit cards payable	1,861,435	4,404,445
Short-term loan	625,978	652,422
Operating lease liabilities-current	144,288	82,269
Income taxes payable	82,374	-
Accrued expenses and other current liabilities	878,603	1,972,512
Total current liabilities	7,012,899	10,924,602

Non-current liabilities
Operating lease liabilities-non-current	23,995	2,363
Due to related parties	4,170,418	4,170,418
Total non-current liabilities	4,194,413	4,172,781
Total liabilities	11,207,312	15,097,383
Commitments and contingencies	-

Stockholders’ equity
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding as of March 31, 2024 and December 31, 2023	-	-
Common stock: $0.0001 par value, 300,000,000 shares authorized, 35,108,804 and 35,082,464 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	3,510	3,508
Additional paid-in capital	5,763,648	5,727,650
Accumulated deficit	(186,808)	(1,252,622)
Accumulated other comprehensive loss	(42,172)	(25,639)
Total stockholders’ equity	5,538,178	4,452,897

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,745,490	$19,550,280

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In U.S. Dollars, except for share data)

For the Three Months Ended March 31, 2024 and 2023

(Unaudited)

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023

Revenues, net	$24,681,122	$21,067,609
Cost of revenues	(10,228,916)	(11,451,907)

Gross profit	14,452,206	9,615,702

Operating expenses
Selling and marketing	11,174,191	9,506,971
General and administrative	1,739,843	1,720,990
Total operating expenses	12,914,034	11,227,961

Income (loss) from operations	1,538,172	(1,612,259)

Other (expenses) income
Other expense	(1,156)	(2,880)
Interest expense	(62,112)	(61,096)
Other income	28,034	16,035
Total other expenses, net	(35,234)	(47,941)

Income (loss) before income taxes	1,502,938	(1,660,200)
Income tax (expense) benefit	(437,124)	424,956

Net income (loss)	1,065,814	(1,235,244)

Other comprehensive (income) loss
Foreign currency translation adjustments	(16,533)	1,339

Total comprehensive income (loss)	$1,049,281	$(1,233,905)

Basic and diluted income (loss) per common share	$0.03	$(0.04)
Weighted-average number of common shares outstanding	35,095,602	35,052,666

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars)

For the Three Months Ended March 31, 2024 and 2023

(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31, 2024	March 31, 2023

Cash flows from operating activities
Net income (loss)	$1,065,814	$(1,235,244)
Reconciliation of net income (loss) to net cash used in operating activities:
Depreciation expenses	35,273	34,662
Amortization of operating lease right-of-use lease assets	42,892	95,635
Deferred tax assets	351,127	(424,956)
Stock-based compensation	36,000	16,332
Inventory allowance	637,058	642,145
Changes in operating assets and liabilities:
Accounts receivable	210,133	9,091
Inventory	2,021,008	4,588,505
Prepaid expenses and other current assets	76,091	(92,605)
Accounts payable	(392,733)	(1,881,078)
Credit cards payable	(2,543,010)	(3,977,569)
Accrued expenses and other current liabilities	(1,093,909)	(962,271)
Operating lease liabilities	(35,175)	(101,723)
Income taxes payable	82,374	-
Net cash provided by (used in) operating activities	492,943	(3,289,076)

Cash flows from investing activities:
Purchases of property and equipment	(17,798)	(3,379)
Net cash used in investing activities	(17,798)	(3,379)

Effect of changes in foreign currency exchange rates	(37,218)	4,657

Net change in cash and cash equivalents	437,927	(3,287,798)

Cash and cash equivalents at beginning of period	2,484,153	4,562,589

Cash and cash equivalents at end of period	$2,922,080	$1,274,791

Supplemental disclosures of cash flow information:
Cash paid for interest	$3,380	$161,798
Cash paid for income tax	$-	$-
Noncash investing and financing activities:
Operating lease right-of-use of assets and operating lease liabilities recognized	$123,107	$28,652

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.